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                                                                       Exhibit 5

             OPINION AND CONSENT OF BROBECK, PHLEGER & HARRISON LLP

                                  May 31, 2001

Portal Software, Inc.
10200 S. De Anza Blvd.
Cupertino, CA  95014

          Re: Portal Software, Inc. - Registration Statement for Offering of an Aggregate of 10,319,623 Shares of Common Stock

Dear Ladies and Gentlemen:

          We have acted as counsel to Portal Software, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of
(a) 6,853,777 shares of the Company's common stock reserved for issuance under the Company's 1999 Stock Incentive Plan (the "1999 Plan"), (b) 3,426,888 shares of the Company's common stock reserved for issuance under the Company's 1999 Employee Stock Purchase Plan and 2000 International Employee Stock Purchase Plan (the "Purchase Plans"), and (c) 38,958 shares of the Company's common stock reserved for issuance under the BayGate, Inc. Restated 1999 Stock Plan (the "BayGate Plan") as assumed by the Company.

          This opinion is being furnished in accordance with the requirements of
Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

          We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with (a) the establishment and amendment of the 1999 Plan and the Purchase Plans and (b) the assumption of the BayGate Plan and the options outstanding thereunder in connection with the Company's acquisition of BayGate, Inc. Based on such review, we are of the opinion that, if, as and when the shares of the Company's common stock are issued and sold (and the consideration therefor received) pursuant to (i) the provisions of stock option agreements or direct stock issuances duly authorized under the 1999 Plan and in accordance with the Registration Statement, (ii) stock purchases duly authorized under the Purchase Plans and in accordance with the Registration Statement, and (iii) the provisions of option agreements for the outstanding options assumed under the BayGate Plan and in accordance with the Registration Statement, such shares will be duly authorized, legally issued, fully paid and nonassessable.

          We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

          This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the 1999 Plan, the Purchase Plans, the BayGate Plan or the shares of the Company's common stock issuable under such plans.


                                 Very truly yours,

                                 /s/ Brobeck, Phleger & Harrison LLP

                                 BROBECK, PHLEGER & HARRISON LLP